UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2008

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Dell Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-17017	74-2487834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Dell Way, Round Rock, Texas	78682
(Address of Principal Executive Offices)	(Zip Code)

(512) 338-4400
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On February 12, 2008, we announced plans to acquire MessageOne, Inc. pursuant to an Agreement and Plan of Merger, dated February 11, 2008, for approximately $155 million in cash plus an additional $10 million to be used for management retention.  MessageOne, which provides Software-as-a-Service enabled, enterprise-class email business continuity, compliance, archiving and disaster recovery services, was co-founded by Adam Dell, the brother of Michael Dell, our Chairman and Chief Executive Officer and the beneficial owner of approximately 10% of the outstanding Dell common stock.  Adam Dell serves as MessageOne’s non-executive chairman of the board, but is not a member of MessageOne management.

Related Party Interests — The following information about the relationships between Dell family members and MessageOne was provided to us by MessageOne and representatives of the Dell family.

Adam Dell is the sole owner and member of Impact Venture Advisors, LLC, which is the sole general partner of Impact Venture Partners, L.P. and Impact Entrepreneurs Fund, L.P.  Michael Dell, Susan Dell and a trust for the Dell’s minor children collectively own a 25% limited partner interest in Impact Venture Partners and a 43% limited partner interest in Impact Entrepreneurs Fund.  Alexander and Lorraine Dell, Mr. Dell’s parents, own a 14% limited partner interest in Impact Entrepreneurs Fund.  These investments in Impact Venture Partners and Impact Entrepreneurs Fund were made in December 1999 and January 2000, respectively.

Both Impact Venture Partners and Impact Entrepreneurs Fund are investors in MessageOne and hold shares of capital stock in MessageOne (and options or warrants to acquire shares of capital stock) that represent 22.31% and 1.73%, respectively, of MessageOne’s total capital stock outstanding on a fully diluted and as-converted basis.

As a result of their investments in MessageOne, Impact Venture Partners and Impact Entrepreneurs Fund will receive approximately $42 million and $3 million, respectively, of acquisition consideration.  It is currently expected that, of that consideration, the following amounts will be distributed to Dell family members:

  Impact Venture Advisors (wholly owned by Adam Dell) is expected to receive approximately $966,000 ($904,000 attributable to its interest in Impact Venture Partners and $62,000 attributable to its interest in Impact Entrepreneurs Fund).
  Michael Dell, Susan Dell and their children’s trust are expected to receive collectively approximately $12 million ($10.7 million attributable to their interest in Impact Venture Partners and $1.3 million attributable to their interest in Impact Entrepreneurs Fund).
  Mr. Dell’s parents are expected to receive approximately $450,000 (all attributable to their interest in Impact Entrepreneurs Fund).

Michael and Susan Dell have indicated that the proceeds which they and their children’s trust receive from the acquisition will be donated to charity.

Board Governance Processes — Our acquisition of MessageOne was identified and acknowledged by our Board of Directors from the outset as a potential related party transaction.  Consequently, our Board directed that management implement a series of measures designed to ensure that the transaction was considered, analyzed, negotiated and approved objectively and independent of any control or influence from the related parties.  Those measures included the following:

  Michael Dell was excluded from the negotiations and all aspects of the decision-making process.
  The independent members of our Board of Directors (i.e., the members of our Board other than Michael Dell and Don Carty) explored and analyzed in detail the process by which management identified, proposed, analyzed and negotiated the acquisition to ensure that management was acting independently and in the best interests of Dell Inc. and its stockholders. In addition, in accordance with their respective charters, (a) the Finance Committee of the Board (made up entirely of independent directors) reviewed and analyzed all aspects of the transaction and recommended that the transaction be approved by the full Board and (b) the Audit Committee (also made up entirely of independent directors) reviewed and analyzed the related-party aspects of the transaction and recommended that the transaction be approved by the full Board.
  Our Board of Directors sought, received and relied upon an opinion from Morgan Stanley & Co. Incorporated to the effect that, as of February 11, 2008 and based upon and subject to the matters stated in its opinion, the consideration to be paid by Dell pursuant to the merger agreement was fair, from a financial point of view, to Dell Inc..

With those measures and after consideration and discussion of the relationships and the interests of Michael Dell and members of the Dell family, our independent directors concluded that the transaction was fair to, and in the best interests of, Dell Inc. and its stockholders and, on that basis, approved the transaction.

Item 9.01     Financial Statements and Exhibits.

Exhibit 99.1 – Press Release issued by Dell Inc., dated February 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date:	February 12, 2008	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Dell Inc., dated February 12, 2008.